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                                                                    EXHIBIT 5(B)

                     OPINION OF PRESTON, WILLIS & LACKOWICZ

                                          June 30, 1998

Seven Seas Petroleum Inc.
1990 Post Oak Blvd., Suite 960
Houston, Texas 77056

Dear Sirs/Mesdames:

     RE: SEVEN SEAS PETROLEUM INC.

     We have acted as counsel for Seven Seas Petroleum Inc., incorporated pursuant to the laws of the Yukon Territory (the "Corporation"), in connection with the proposed issuance by the Corporation of up to $110 million in aggregate principal amount of its 12 1/2% Series B Senior Notes due 2005 (the "Series B Notes"), in exchange for an equivalent amount of its outstanding 12 1/2% Series A Senior Notes due 2005 (the "Series A Notes"). The terms of the offer to exchange the Series B Notes for the Series A Notes (the "Exchange Offer") are described in a Registration Statement on Form S-4 to be filed by the Corporation with the Securities and Exchange Commission (the "Registration Statement"), for the registration of the Series B Notes under the Securities Act of 1933, as amended. In connection therewith, we, as your counsel, have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Series B Notes have been duly authorized for issuance by the Corporation.

     The foregoing opinion is limited exclusively to the federal laws of Canada and to the laws of the Yukon Territory.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                          Yours very truly,

                                          PRESTON, WILLIS & LACKOWICZ

                                          /s/ PAUL W. LACKOWICZ